As filed with the Securities and Exchange Commission on November 9, 2023

Registration No. 333-262934

Registration No. 333-269964

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262934

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-269964

UNDER

THE SECURITIES ACT OF 1933

EQRX, INC.

(EQRx, LLC, as successor to EQRx, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	86-1691173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

50 Hampshire Street

Cambridge, Massachusetts 02139

(617) 315-2255

(Address of Principal Executive Offices) (Zip Code)

EQRx, Inc. 2019 Stock Option and Grant Plan

EQRx, Inc. 2021 Stock Option and Incentive Plan

EQRx, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plans)

Mark A. Goldsmith, M.D., Ph.D.

President and Chief Executive Officer

Revolution Medicines, Inc.

700 Saginaw Drive

Redwood City, California 94063

(650) 481-6801

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

With copies to:

Mark V. Roeder

Joshua M. Dubofsky

Ian Nussbaum

John C. Williams

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed by EQRx, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-262934, filed with the SEC on February 23, 2022, pertaining to the registration of (i) 21,937,965 shares of the common stock of the Registrant, par value $0.0001 per share (the “Common Stock”), issuable upon the exercise of outstanding stock option awards under the EQRx, Inc. 2019 Stock Option and Grant Plan, (ii) 9,752,652 shares of Common Stock reserved for issuance under the EQRx, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and (iii) 83,734,988 shares of Common Stock reserved for issuance under the EQRx, Inc. 2021 Stock Option and Incentive Plan (the “2021 Plan”).

•

Registration Statement No. 333-269964, filed with the SEC on February 23, 2023, pertaining to the registration of (i) 24,427,460 shares of Common Stock reserved for issuance under the 2021 Plan and (ii) 4,876,326 shares of Common Stock reserved for issuance under the ESPP.

On November 9, 2023, pursuant to the terms of an Agreement and Plan of Merger, dated as of July 31, 2023 (the “Merger Agreement”), by and among the Registrant, Revolution Medicines, Inc., a Delaware corporation (“Revolution Medicines”), Equinox Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Revolution Medicines (“Merger Sub I”), and Equinox Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Revolution Medicines (“Merger Sub II”), Merger Sub I merged with and into the Registrant (the “First Merger”), with the Registrant surviving the First Merger as a direct, wholly owned subsidiary of Revolution Medicines (the “First Merger Surviving Corporation”), and following the First Merger, the First Merger Surviving Corporation merged with and into Merger Sub II, with Merger Sub II surviving as a direct, wholly owned subsidiary of Revolution Medicines (together with the First Merger, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities of the Registrant registered but unsold under such Registration Statements, if any, as of the date hereof.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on November 9, 2023.

EQRx, LLC (as successor by merger to EQRx, Inc.)

By:	/s/ Jack Anders
Name:	Jack Anders
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.